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                                                                     EXHIBIT 5.1

                        [HOLLAND & KNIGHT LETTERHEAD]


                                     June   , 1996


Harris Computer Systems Corporation
2101 West Cypress Creek Road
Fort Lauderdale, Florida 33309

         RE:  HARRIS COMPUTER SYSTEMS CORPORATION -- REGISTRATION STATEMENT
              ON FORM S-3 (THE "REGISTRATION STATEMENT") -- OPINION RE LEGALITY


Gentlemen:

         We have acted as counsel to Harris Computer Systems Corporation, a Florida corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), under which the selling shareholder named therein (the "Selling Shareholder") intends to offer and sell in a public offering, from time to time, an aggregate of 341,589 shares (the "Shares") of the Common Stock, $.01 par value per share, of the Company ("Common Stock"). The shares are to be issued in connection with a Purchase and Sale Agreement dated as of March 26, 1996 as restated May 23, 1996 (the "Purchase and Sale Agreement") between the Company and the Selling Shareholder pursuant to which the Company will sell its real-time computer business and issue 683,178 shares of its Common Stock to the Selling Shareholder in exchange for (i) 10,000,000 newly issued shares of common stock of the Selling Shareholder, par value $.01 per share, (ii) 1,000,000 newly issued shares of convertible exchangeable preferred stock of the Selling Shareholder with a 9% cumulative annual dividend payable quarterly in arrears and a liquidation preference of $10.00 per share (subject to adjustment under certain circumstances); and (iii) the assumption by the Selling Shareholder of certain (but not all) of the liabilities of the real-time computer business to be sold by the Company.

         We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

         Based upon and subject to the foregoing, we render the following opinions:
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Harris Computer Systems Corporation
June   , 1996
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         The Shares are duly authorized, and when fully paid for in accordance with the terms of the Purchase and Sale Agreement, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,



                                         Holland & Knight